News From

Buena, NJ 08310

Release Date: December 31, 2020

Contact:	Philip K. Yachmetz Teligent, Inc. (856) 776-4632 www.teligent.com

TELIGENT, INC. ANNOUNCES THIRD QUARTER 2020 RESULTS

BUENA, NJ - (GlobeNewswire) - Teligent, Inc. (NASDAQ: TLGT), a New Jersey-based specialty generic pharmaceutical company, today announced its financial results for the third quarter ended September 30, 2020.

Financial Highlights

Third Quarter 2020 vs. Second Quarter 2020

•Revenues of $14.3 million, an increase of $0.8 million or 6%, on stronger demand for US topical products

•Gross profit of $0.1 million, a decrease of $2.4 million driven by additional inventory reserves and write offs

•Product development and research expenses of $2.4 million, an increase of $0.5 million due to API write offs for development programs not being pursued

•Selling, general and administrative expenses of $6.5 million, an increase of $1.6 million or 31% driven by increased professional fee for debt and strategic consulting and bad debt expense

•Operating loss of $8.8 million, an increase of $4.4 million driven by an increase of $3.1 million of cost of revenue and $1.5 million selling, general and administrative expenses

•Net loss of $0.5 million, a decrease of $13.8 million driven by gain on debt restructuring

•Adjusted EBITDA gain of $4.1 million, an increase of $6.3 million

Third Quarter 2020 vs. Third Quarter 2019

•Revenues of $14.3 million, a decrease of $4.1 million or 22%, driven by lost contract volume and price erosion

•Gross profit of $0.1 million, a decrease of $7.2 million, driven by inventory reserves and increased absorption allocations due to lower contract volume and price erosion in light of COVID-19

•Product development and research expenses of $2.4 million, an increase of $0.3 million or 15% driven by API write offs for development programs not being pursued

•Selling, general and administrative expenses of $6.5 million, an increase of $1.5 million or 31% driven by increased professional fee for debt and strategic consulting and bad debt expense

•Operating loss of $8.8 million, an increase of $9 million driven by a $4.1 drop in revenue and increase of $3 million cost of revenue and $1.5 million selling, general and administrative expenses

•Net loss of $0.5 million, a decrease of $6.6 million driven by gain on debt restructuring

•Adjusted EBITDA gain of $4.1 million, an increase of $2.0 million

Warning Letter Update

As part of the Company’s efforts to remediate the issues identified in the FDA’s warning letter and to strengthen its quality systems, the Company has undertaken a comprehensive review of all of its products that was completed December 15th, 2020. While the review did not identify material issues with many of the Company’s products, it did identify issues of non-conformance with respect to certain products that the Company is actively reviewing and remediating. The Company believes there will be supply disruptions or process changes with respect to these products including product recalls, long-term production pauses, short-term clear path to market production pauses, and continued production with minor process corrections. The Company believes disruptions with respect to certain of its products and the diversion of resources to remediate the product quality issues will have a negative impact on the Company’s business, financial position, results of operations and cash flows during the fourth quarter of 2020 and during 2021, including reducing its revenue, negatively impacting operating/(loss), and possibly resulting in impairment and other charges. Further, the Company anticipates that the FDA’s issuance of the warning letter and review of the Company’s processes will continue to delay the FDA’s pre-approval inspection for commercial production on the newly installed injectable line at the Buena, NJ facility. The continued failure to address the issues identified by the FDA in its warning letter and those subsequently identified by the Company in its comprehensive product quality review as well as the continued delay in obtaining the FDA’s pre-approval inspection for commercial production on the newly installed injectable line at the Buena, NJ facility will have a negative impact on the Company’s business, financial position, results of operations and cash flows.

COVID-19 Response Summary

In alignment with the directives in the state of New Jersey, as a Pharmaceutical manufacturing facility, we are considered "essential". We have and will continue to remain open as long as permitted and conditions remain safe for our employees in order to continue to supply our products to the patients that need them. Teligent has taken several preventative measures to help ensure business continuity, while maintaining safe and stable operations. We have directed all non-production, Quality or R&D employees, to continue working from home in accordance with state and local guidelines. We have implemented social distancing measures on-site at our manufacturing facility to protect employees and our products. Our employees are provided daily personal protective equipment upon their arrival to the site and we have implemented temperature monitoring services at our newly established single point of entrance. We have also implemented a more frequent sanitization process of the facility.

In order to preserve cash and align manufacturing-related resources with downward adjustments made to our production schedule, we initiated a reduction in force at our Buena, NJ manufacturing facility effective June 19, 2020. In connection with the reduction, the Company terminated 53 employees and furloughed another 15 employees. The Company’s employee base after these actions, coupled with the Company-wide effort to reduce recruitment initiated earlier in the year, is down 31% from the start of the year.

The Company provided terminated employees with a severance package and will continue to provide health insurance coverage to its furloughed employees. The associated one-time employee severance costs totaled $0.3 million, which were recorded in cost of revenues and product development and research expenses in the Company’s Condensed Consolidated Statement of Operations and is adjusted in the Non-GAAP measurement tables on the other one-time expense line in the nine months ended September 30, 2020. In addition, the Company decided to shift its research and development operation being performed in its Tallinn, Estonia office to its US manufacturing site at Buena, New Jersey and subsequently to wind-down its Estonia operation. In September of 2020, the Company entered into a letter of intent with its former Chief Executive Officer, a related party of the Company to sell certain of Estonia's assets, primarily lab machinery, equipment and office furniture for a sales price of $125 thousand in cash.

Other Matter

2023 Series D Convertible Notes

On September 22, 2020, the Company completed the issuance of approximately $27.5 million aggregate principal amount of 2023 Series D Convertible Notes in exchange for approximately $59.0 million in aggregate principal amount, plus accrued but unpaid interest, of 2023 Series A Convertible Notes, giving effect to a 53.4% discount on the principal amount of the 2023 Series A Convertible Notes exchanged. The Company also issued approximately $0.4 million aggregate principal amount of the 2023 Series D Convertible Notes in exchange for approximately $0.5 million in aggregate principal amount, plus accrued but unpaid interest, of the Company’s outstanding 2023 Series B Convertible Notes, giving effect to a 31.9% discount on the principal amount of the 2023 Series B Convertible Notes exchanged.

Following the issuance of the 2023 Series D Convertible Notes, all amounts owed with respect to the 2023 Series A Convertible Notes and 2023 Series B Convertible Notes had been paid and the related indentures and the Company’s obligations thereunder were satisfied and discharged.

Holders of the 2023 Series D Convertible Notes are entitled to convert principal and accrued, unpaid interest on the 2023 Series D Convertible Notes into, at the Company’s election, cash, shares of the Company’s common stock, or a combination thereof, subject to certain limitations, at an initial conversion price per share of common stock equal to $1.50, subject to adjustment under certain circumstances.

Outlook for Three Months Ending December 31, 2020

For the three months ending December 31, 2020, the Company is forecasting (i) revenue of $11.0 - $12.5 million, (ii) an operating loss in the range of $5.0 - $6.0 million, (iii) negative EBITDA in the range of $1.2 - $1.5 million and (iv) negative Adjusted EBITDA in the range of $4.5 - $4.8 million.

The information included above in respect of the Company’s forecasts of operating results is subject to a number of uncertainties and risks based on the relevant assumptions and expectations, including those described below in “Cautionary Note Concerning Forward-Looking Statements.” Specifically, there is a high level of uncertainty associated with the COVID-19 pandemic along with our quality review of our product portfolio and the effects thereof on the Company’s future performance and results of operations. Any of these risks or uncertainties, including in respect of the COVID-19 pandemic and quality review of our products, could cause the Company’s actual results, performance or achievements to differ materially from those expressed or implied by the Company’s forecasts above.

The above forecasts are based upon the Company’s current estimates and is subject to completion of its financial closing procedures. Moreover, this forecasted financial information has been prepared solely on the basis of information that is currently available to management. Finally, the above forecasts should not be construed as financial guidance and should not be relied upon as such.
About Teligent, Inc.

Teligent is a specialty generic pharmaceutical company. Our mission is to be a leading player in the specialty generic prescription drug market. Learn more on our website www.teligent.com.

Forward-Looking Statements

This press release includes certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, plans, objectives, expectations and intentions, and other statements contained in this press release that are not historical facts and statements identified by words such as “plan,” “believe,” “continue,” “should” or words of similar meaning. Factors that could cause actual results to differ materially from these expectations include, but are not limited to: our inability to meet current or future regulatory requirements in connection with existing or future ANDAs; our inability to achieve profitability; our failure to obtain FDA approvals as anticipated; our inability to execute and implement our business plan and strategy; the potential lack of market acceptance of our products; our inability to protect our intellectual property rights; changes in global political, economic, business, competitive, market and regulatory factors; and our inability to successfully complete future product acquisitions. These statements are based on our current beliefs or expectations and are inherently subject to various risks and uncertainties, including those set forth under the caption “Risk Factors” in Teligent, Inc.’s most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and other periodic reports we file with the Securities and Exchange Commission. Teligent, Inc. does not undertake any obligation to update any forward-looking statements contained in this document as a result of new information, future events or otherwise, except as required by law.

Non-GAAP Financial Measures

In addition to reporting financial information required in accordance with U.S. generally accepted accounting principles (GAAP), Teligent is also presenting EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs which are non-GAAP financial measures. Since EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs are non-GAAP financial measures, they should not be used in isolation or as a substitute for consolidated statements of operations and cash flow data prepared in accordance with GAAP. In addition, Teligent's definition of EBITDA, Adjusted EBITDA, Adjusted EBITDA before product development and research costs, and adjusted net loss may not be comparable to similarly titled non-GAAP financial measures reported by other companies.

Adjusted EBITDA, as defined by the Company, is calculated as follows:

Net loss, plus:

Depreciation expense

Amortization of intangibles

Interest expense and other expenses, net

Amortization of debt issuance costs, debt discounts and debt extinguishment

Impairment charges

Provision for income taxes

Foreign currency exchange loss

Changes in the fair value of derivatives

Non-cash stock-based compensation expense

Other one-time expense

The Company believes that Adjusted EBITDA is a meaningful indicator, to both management and investors, of the past and expected ongoing operating performance of the Company. EBITDA is a commonly used and widely accepted measure of financial performance. Adjusted EBITDA is deemed by the Company to be a useful performance indicator because it adds back non-cash and non-recurring operating expenses which have little to no bearing on the Company's cash flows, may subject to uncontrollable factors and not reflective of the Company's true operational performance.

The Company uses EBITDA, Adjusted EBITDA, and Adjusted EBITDA before product development and research costs in managing and analyzing its business and financial condition. Even though it believes that these financial measurements are useful to investors in evaluating the Company's performance, it also believes these financial measurements are subject to certain shortcomings. EBITDA, Adjusted EBITDA and Adjusted EBITDA before product development and research costs do not take into account the impact of capital expenditures on either the liquidity or the financial performance of the Company or omitting share-based compensation expenses that may vary over time but represent a material portion of the overall compensation expense. Due to the inherent limitations of EBITDA, Adjusted EBITDA, and Adjusted EBITDA before product development and research costs, the Company's management utilizes comparable GAAP financial measures to evaluate the business in conjunction with EBITDA, Adjusted EBITDA and Adjusted EBITDA before product, development and research costs and encourages investors to do likewise.

The Company also presents a non-GAAP financial measures of adjusted net income/(loss) and adjusted net income/(loss) per diluted share, to show the adjusted net income/(loss) when EBITDA adjustments are added back or subtracted out of the traditional GAAP reported net income/(loss). Adjusted diluted earnings per share, as defined by the Company, is equal to adjusted net income/(loss) divided by the actual or anticipated diluted share count for the applicable period.

TELIGENT, INC. AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except shares and per share information)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Revenue, net	$14,339	$18,466	$35,372	$49,929

Costs and Expenses:
Cost of revenues	14,225	11,186	33,919	28,346
Selling, general and administrative expenses	6,543	5,007	18,249	15,707
Impairment charges	—	—	8,373	—
Product development and research expenses	2,370	2,064	6,050	7,721
Total costs and expenses	23,138	18,257	66,591	51,774
Operating income/(loss)	(8,799)	209	(31,219)	(1,845)

Other Expense:
Foreign currency exchange gain/(loss)	1,856	(2,167)	2,384	(2,458)
Debt partial extinguishment of 2019 Notes	—	—	—	(185)
Interest and other expense, net	(8,056)	(5,160)	(21,452)	(15,262)
Gain on debt restructuring	10,882	—	10,882	—
Inducement loss	(701)	—	(701)	—
Change in the fair value of derivatives	4,326	—	(1,523)	—
Loss before income tax expense/(benefit)	(492)	(7,118)	(41,629)	(19,750)

Income tax expense/(benefit)	18	(5)	49	76

Net loss	$(510)	$(7,113)	$(41,678)	$(19,826)

Basic and diluted loss per share	$(0.08)	$(1.32)	$(7.32)	$(3.68)

Weighted average shares of common stock outstanding:
Basic and diluted shares	6,082,517	5,385,041	5,690,164	5,383,531
	(a)		(b)

(a ) In accordance with ASC 260-10-45-13, the Company includes the Warrants issued to its Term Loan lenders to purchase 134,667 shares of the Company’s common stock at an exercise price of $0.01 per share, from July 20, 2020 to September 30, 2020, in the number of outstanding shares used to calculate the basic and diluted loss per share for the three months ended September 30, 2020.

(b) The Company includes the Warrants issued to its Term Loan lenders to purchase 134,667 shares of the Company's common stock at an exercise price of $0.01 per share from July 20, 2020 to September 30, 2020 and 538,995 shares of the Company’s common stock at an exercise f $0.01 per share from May 28, 2020 to September 30, 2020, in the number of outstanding shares used to calculate the basic and diluted loss per share for the nine months ended September 30, 2020

TELIGENT, INC. AND SUBSIDIARIES
GROSS TO NET DEDUCTIONS
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Gross product sales	$44,264	$41,814	$104,147	$108,550

Reduction to gross product sales:
Chargebacks and billbacks	24,585	14,573	54,091	37,285
Wholesaler fees for service	1,445	2,355	4,191	6,303
Sales discounts and other allowances	4,302	6,658	11,769	16,371
Total reduction to gross product sales	30,332	23,586	70,051	59,959

Product sales, net	13,932	18,228	34,097	48,591

Contract manufacturing product sales	306	167	813	1,097

Research and development services and other income	100	71	462	241

Total product sales, net	$14,339	$18,466	$35,372	$49,929

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP MEASURES
(in thousands)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Net loss	$(510)	$(7,113)	$(41,678)	$(19,826)

Depreciation	961	922	2,933	2,700
Amortization of intangibles	664	746	2,032	2,260
Impairment charges	—	—	8,373	—
Interest expense (1)	5,673	3,585	15,198	10,605
Amortization of debt issuance costs, debt discounts and debt extinguishment	2,383	1,575	6,254	4,842
Provision for income taxes	18	(5)	49	76
EBITDA	9,189	(290)	(6,839)	657

Foreign currency exchange (gain)/loss	(1,856)	2,167	(2,384)	2,458
EBITDA after foreign currency exchange (gain)/loss	7,333	1,877	(9,223)	3,115
Non-cash stock-based compensation expense	137	212	795	896
Change in the fair value of derivatives	(4,326)	—	1,523	—
Other one-time expense	928	—	1,238	—
Adjusted EBITDA (2)	4,072	2,089	(5,667)	4,011

Product development and research expenses	2,177	1,837	5,444	6,832

Adjusted EBITDA before product development and research expenses	$6,249	$3,926	$(223)	$10,843

(1) Includes $13.0 million and $6.4 million of non-cash interest expense during the nine months ended September 30, 2020 and 2019, respectively.

(2) Adjusted EBITDA excludes certain add backs available to the Company in calculating Consolidated Adjusted EBITDA under the terms of the Ares Loan Agreement used for determining covenant compliance.

TELIGENT, INC. AND SUBSIDIARIES
RECONCILIATION OF NON-GAAP ADJUSTED NET LOSS
(in thousands, except share and per share information)

	Three months ended September 30,		Nine months ended September 30,
	2020	2019	2020	2019

Net loss	$(510)	$(7,113)	$(41,678)	$(19,826)

Amortization of debt issuance costs, debt discounts and debt extinguishment	2,383	1,575	6,254	4,842
Provision for income taxes	18	(5)	49	76
Amortization of intangibles	664	746	2,032	2,260
Impairment charges	—	—	8,373	—
Foreign currency exchange (gain)/ loss	(1,856)	2,167	(2,384)	2,458
Non-cash stock-based compensation expense	137	212	795	896
Change in the fair value of derivative liabilities	(4,326)	—	1,523	—
Other one-time expense	928		1,238	—
Adjusted net loss	$(2,562)	$(2,418)	$(23,798)	$(9,294)

Non-GAAP adjusted net loss per basic and diluted share	$(0.42)	$(0.45)	$(4.18)	$(1.73)